POWER OF ATTORNEY


I, Mary Louise Krakauer, hereby authorize each of John Wall, Karna Nisewaner, Stephanie Wells and Ahalya Hildreth of Cadence Design Systems, Inc., a Delaware corporation (the "Company"), to sign and file on my behalf the Initial Statement of Beneficial Ownership of Securities on Form 3, the Statements of Changes in Beneficial Ownership on Forms 4 and 5 and any amendments and applications thereto, to be filed with the U.S. Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to my beneficial ownership of securities in the Company.

I hereby grant to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. I acknowledge that the foregoing attorney-in-fact, in serving in such capacity at my request, is not assuming, nor is the Company assuming, any of my responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934, as amended.

This shall remain in effect until I am no longer required to file forms under
Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Company's securities, unless earlier revoked in writing delivered to the foregoing attorneys-in-fact.

Date: February 8, 2023

/s/ Mary Louise Krakauer

Mary Louise Krakauer